Exhibit 5.1

June 30, 2006

Splinternet Holdings, Inc.
535 Connecticut Avenue
Norwalk, CT 06854

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Splinternet Holdings, Inc., a Delaware corporation (the "Company"), of up to 26,379,750 shares of the common stock, par value $.001 per shares (the “Common Stock”) of Splinternet Holdings, Inc., all as referred to in the Registration Statement on Form SB-2/A filed by the Company with the Securities and Exchange Commission (the “Registration Statement”).

We have examined the Articles of Incorporation, Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue and legally issued the shares of Common Stock mentioned above and such shares, when sold, will represent fully paid and non-assessable shares of the Common Stock.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

/s/ Feldman Weinstein & Smith LLP

FELDMAN WEINSTEIN & SMITH LLP